Exhibit 99.1

Westlake Chemical Partners Implements Succession Plan

Jean-Marc Gilson, Experienced Chemicals Industry Executive, Appointed Director, President and CEO

Albert Chao and James Chao to Remain Actively Engaged as Executive Chairman and Senior Chairman of the Board, Respectively

HOUSTON, July 15, 2024 – Westlake Chemical Partners GP LLC, the general partner of Westlake Chemical Partners LP (NYSE: WLKP), today announced that Jean-Marc Gilson, who most recently served as President and Chief Executive Officer of Mitsubishi Chemical Group Corporation, has been appointed to serve as President and Chief Executive Officer and to the Board of Directors of Westlake Chemical Partners GP LLC (the “Board”). Jean-Marc Gilson succeeds Albert Chao who will transition to become Executive Chairman of the Board and James Chao, the current Chairman of the Board, will become Senior Chairman of the Board. These appointments take effect today.

James Chao said, “This announcement is the culmination of a thoughtful succession planning process to position Westlake Chemical Partners for the future. We are incredibly proud of the company and culture we have built and believe Jean-Marc will fit in seamlessly as we continue to execute our successful strategy and family culture of long-term value creation to begin Westlake Chemical Partners’ next chapter.”

In connection with today’s announcement, Jean-Marc Gilson will also become President and CEO of Westlake Corporation (NYSE: WLK).

About Jean-Marc Gilson:

A seasoned leader in the chemical industry with a proven ability to deliver sustained financial performance, Jean-Marc Gilson, 60, most recently served as President and CEO of Mitsubishi Chemical Group Corporation, an international chemical company based in Japan with more than $30 billion in revenue.

From 2014 to 2020, Jean-Marc Gilson served as Chief Executive Officer of Roquette, a family-owned global leader in plant-based ingredients and a leading provider of pharmaceutical excipients. Before that, Mr. Gilson served as Vice-Chairman and Chief Operating Officer of NuSil Technology, a U.S.-based global manufacturer of medical- and space-grade silicone technology. Earlier in his career, Mr. Gilson held various leadership roles at Dow Corning, including Executive Vice President, Specialty Chemicals Business, before becoming CEO of Avantor Performance Materials.

Jean-Marc Gilson holds a Master of Science in Chemical Engineering from the University of Liège in Belgium and a Master of Business Administration from the International Institute for Management Development in Switzerland.

About Westlake Chemical Partners:

Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Contacts

Media Relations – L. Ben Ederington – 713.960.9111

Investor Relations – Steve Bender – 713.960.9111